                                                                     EXHIBIT 4.1

                           NATIONAL DENTEX CORPORATION

                                 2001 STOCK PLAN


     1. PURPOSE. The purpose of the National Dentex Corporation 2001 Stock Plan (the "Plan") is to provide an incentive for employees of National Dentex Corporation, (the "Company"), and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations") and other persons who may render services to the Company or a Related Corporation, by offering opportunities to participate in the ownership of the Company and its future growth through (a) the grant of options which qualify as "incentive stock options" ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); and (b) the grant of options which do not qualify as ISOs ("Non-Qualified Options"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." As used herein, (i) the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code, and (ii) the term "grantee" refers to the recipient of Options.

     2.   ADMINISTRATION OF THE PLAN.

          A. BOARD OR COMMITTEE ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a committee of two or more non-employee directors appointed by the Board (the "Committee"). Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options) Non-Qualified Options, shall be granted; (ii) determine the time or times at which Options shall be granted;
(iii) determine the purchase price of shares subject to each Option, which prices shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option;
(v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options and the nature of such restrictions, if any; (viii) determine whether performance targets or goals are to be imposed on Options, and set and interpret such targets or goals; and (ix) interpret the Plan and prescribe and rescind rules and regulations relating to it. The interpretation and construction by the Committee of any provisions of the Plan or any Options granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. Consistent with the terms of the Plan, the Committee may waive, modify or suspend any restriction or performance target or goal imposed by the Committee. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Options granted under it.

          B. GRANT OF OPTIONS TO BOARD MEMBERS. Subject to the restrictions on ISOs imposed by the Code, Options may be granted to members of the Board, including members of the Committee. All grants of Options to members of the Board shall in all other respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who either
(i) are eligible to receive grants of Options pursuant to the Plan or (ii) have been granted Options may vote or act by written consent on any matters affecting the administration of the Plan.

     3. ELIGIBLE EMPLOYEES AND OTHERS. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options may be granted to any employee, prospective employee, officer, director (whether or not also an employee), advisor, consultant or other key person of or to the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant Options. The granting of any Options to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Options or any other incentive plan or arrangement of the Company.

     4. STOCK. The stock subject to Options shall be authorized but unissued common shares of the Company, par value $.01 per share (the "Common Stock"), or shares of such Common Stock reacquired by the Company in any manner. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 300,000, subject to adjustment as provided in paragraph 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the unpurchased shares of Common Stock subject to such Option shall again be available for grants of Options under the Plan. The Maximum number of shares of Common Stock that may be subject to Options granted under the Plan to any one individual during any fiscal year of the Company shall be 100,000 shares.

     5. GRANTING OF OPTIONS. Options may be granted under the Plan at any time on or after the date of adoption hereof and prior to the tenth anniversary of such date of adoption. The date of grant of Options under the Plan will be the date specified by the Committee at the time it grants the Options.

     6.   MINIMUM OPTION PRICE; ISO LIMITATIONS.

          A. PRICE FOR NON-QUALIFIED OPTIONS. The exercise price per share specified in the agreement relating to each Non-Qualified Option granted under the Plan shall in no event be less than the fair market value per share of Common Stock on the date of grant, [except that Non-Qualified Options to purchase up to 30,000 shares may be granted under the Plan at a lesser price, but in no event less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized].

          B. PRICE FOR ISOS. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

          C. $100,000 ANNUAL LIMITATION ON ISO VESTING. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable from the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options.

          D. DETERMINATION OF FAIR MARKET VALUE. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market, in each case determined as of the end of the "regular" trading day. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     7. OPTION DURATION. Subject to earlier termination as provided herein or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten (10) years from the date of grant in the case of Options generally and (ii) five (5) years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided herein, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

     8. EXERCISE OF OPTION. Subject to the provisions of paragraphs 9 through 13, each Option granted under the Plan shall be exercisable as follows:

          A. VESTING. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments (which need not be equal) as the Committee may specify.

          B. FULL VESTING OF INSTALLMENTS. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

          C. PARTIAL EXERCISE. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

          D. ACCELERATION OF VESTING. The Committee may in its discretion provide in any agreement relating to any Options, or at any time thereafter, for the acceleration of the date that any installment of any Options become exercisable, including prior to or in connection with any Change of Control (as defined herein); provided that, except as set forth in any agreement relating to any Options, the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph 16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

     As used in this Plan, "Change of Control" shall mean the occurrence of any one of the following events:

          (i) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; or

          (ii) any Person (as defined in Section 13(d) of the Exchange Act) other than an employee benefit plan of the Company or of any Related Corporations becomes the owner of 33% or more of the Company's Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 33% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/3 of the Board; or

          (iii) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Board and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at lest 1/3 of the Board; or

          (iv) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute at least two-thirds of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; PROVIDED, HOWEVER, that for purposes of this paragraph (iii), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured.

     9. TERMINATION OF EMPLOYMENT. Unless otherwise specified in the agreement relating to such Option, if an optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his or her Options shall become exercisable, and his or her Options shall terminate on the earlier of ninety
(90) days after the date of termination of his or her employment, or (b) their specified expiration dates. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, maternity leave, military obligations or governmental service) provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. Options granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Options the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

     10.  DEATH; DISABILITY.

          A. DEATH. If an optionee ceases to be employed by the Company and all Related Corporations by reason of his or her death, any Option held by such optionee upon death may be exercised, to the extent otherwise exercisable on the date of death, by the estate, personal representative or beneficiary who has acquired the Option by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the Option or (ii) one year from the date of the optionee's death.

          B. DISABILITY. If an optionee ceases to be employed by the Company and all Related Corporations by reason of his or her disability, such optionee shall have the right to exercise any Option held by him or her on the date of termination of employment, for the number of shares for which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the Option or (ii) ninety (90) days from the date of termination of the optionee's employment; provided, however, that, if the optionee dies within such ninety (90) day period (or such other period as the Board shall specify at grant, any unexercised Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve (12) months, from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an ISO is exercisable after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Non-Qualified Option. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or any successor statute.

     11. ASSIGNABILITY. Unless otherwise determined by the Committee or specified in the agreement, Options shall not be assignable or transferable by the grantee except by will or by the laws of descent and distribution. Except as set forth in the previous sentence, during the lifetime of a grantee each Option shall be exercisable only by such grantee.

     12. TERMS AND CONDITIONS OF OPTIONS. Options shall be evidenced by agreements or other instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof, to the extent applicable, and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options, including but not limited to rights of first refusal and options to purchase. The Committee may specify that any Options shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The officers of the Company are authorized and empowered to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

     13. ADJUSTMENTS. Upon the occurrence of any of the following events, the shares of Common Stock subject to outstanding Options granted hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the grantee and the Company relating to such Options:

          A. STOCK DIVIDENDS AND STOCK SPLITS. If the shares of the Company shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock subject to outstanding Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

          B. RECAPITALIZATION, REORGANIZATION, CONSOLIDATION OR MERGERS. In the event of a recapitalization or reorganization of the Company or a consolidation or a merger involving the Company (other than a transaction described in subparagraph C below) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a grantee upon exercising Options shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Stock Right prior to such recapitalization or reorganization.

          C. CERTAIN CONSOLIDATIONS AND MERGERS. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization or in the event of a sale or other disposition of assets which constitutes a Change of Control (each, a "Sale"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Sale, (b) shares of stock of the surviving or successor corporation or other entity or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Options immediately preceding the Sale; or (ii) upon written notice to the grantees, provide that all Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Sale, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or
(iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Sale) over the exercise price thereof.

          D. MODIFICATION OF ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may in its discretion refrain from making such adjustments.

          E. DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, each outstanding Options will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

          F. OTHER ISSUANCES OF SECURITIES. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to outstanding Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

          G. FRACTIONAL SHARES. No fractional shares shall be issued under the Plan, and the grantee of Options shall receive from the Company cash in lieu of any such fractional share.

          H. ADJUSTMENTS. Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Options which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

     14. EXERCISE OF OPTIONS. An Option (or any part or installments thereof) shall be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised. The optionee shall make full payment of the exercise price of the Option shares being purchased either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery or withholding of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee and consistent with applicable law, through the delivery to the Company of a portion of the proceeds from the sale of the Common Stock acquired upon exercise of the Option equal to the cash exercise price of the Option, along with an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's discretion at the time of exercise, or
(d) at the discretion of the Committee, by any combination of (a), (b) and (c) above. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

     15. TERM AND AMENDMENT OF PLAN. The Plan was adopted by the Board as of January 23, 2001. The Plan shall expire at the close of business on January 22, 2011 (except as to Options outstanding on that date). The Board may terminate or amend the Plan in any respect at any time, except that no amendment of the Plan by the Board shall be effective, without the approval of the stockholders obtained within 12 months before or after the Board's action, (i) if such amendment would cause ISOs already granted under the Plan to fail to qualify as "incentive stock options" under the Code, or (ii) if such stockholder approval is then required by applicable law, by Rule 16b-3 (or any successor rule) under the Exchange Act, or by applicable regulations of any stock exchange or NASDAQ. In no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee's consent, under any Options previously granted to such grantee, except as provided herein. Notwithstanding the foregoing, (a) no Option outstanding under the Plan shall be amended to reduce the exercise price per share of such Option (other than adjustments for stock splits and other matters as provided in Section 13 hereof), and (b) no Option (a so-called "Replacement Option") may be granted under the Plan in exchange for the cancellation of an outstanding Option having a higher exercise price per share than the Replacement Option, if such cancellation occurs within a period of six (6) months before or after the grant of the Replacement Option.

     16. CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS. The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the

Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in this Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action.

     17. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares pursuant to Options granted under the Plan shall be used for general corporate purposes.

     18. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a "Disqualifying Disposition" (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the latter of (a) the date two (2) years following the date the ISO was granted or (b) the date one (1) year following the date the ISO was exercised.

     19. WITHHOLDING OF INCOME TAXES. Upon the exercise of a Non-Qualified Option or the making of a Disqualifying Disposition (as defined in paragraph
18), the vesting or transfer of restricted stock or securities acquired on the exercise of an option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition the exercise of an Option on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee's delivery of previously held shares of Common Stock or the withholding, from the shares of Common Stock otherwise deliverable upon exercise of a Options, of that number of shares having an aggregate fair market value equal to the amount of such withholding taxes.

     20. GOVERNMENTAL REGULATION. The Company's obligation to sell and deliver shares of Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

          Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Options in connection with the Plan.

     21. GOVERNING LAW. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of the Commonwealth of Massachusetts or the laws of any jurisdiction in which the Company or its successors in interest may be organized.



     Approved by the Board on January 23, 2001.

     Approved by the Stockholders on April 10, 2001.

     Amendments to Sections 6.A and 15 approved by the Board on April 10, 2001.